Exhibit 3.241

State of Delaware Secretary of State Division of Corporations Delivered 01:04 PM 07/29/2010 FILED 01:04 PM 07/29/2010 SRV 100783996 - 4854100 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is UCP Panorama, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. Zip code 19808. The name of its Registered agent at such address is The Company Corporation

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                             .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 29th day of July, 2010

By:	/s/ James F. Mosier
Authorized Person(s)

Name:	James F. Mosier
Secretary

State of Delaware Secretary of State Division of Corporations Delivered 01:14 PM 01/18/2011 FILED 01:14 PM 01/18/2011 SRV 110051519 - 4854100 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1. The name of the limited liability company is UCP Panorama, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

First: The name of the limited liability company is UCP Jovita, LLC

In Witness Whereof, the undersigned has executed this Certificate of Amendment this 18 day of January, 2011.

/s/ James F. Mosier
James F. Mosier, Secretary